AMENDMENT NO. 6 AND CONSENT
                                       to
                      FOURTH AMENDED AND RESTATED REVOLVING
                          CREDIT AND SECURITY AGREEMENT
                          dated as of October 20, 1995


          THIS AMENDMENT NO. 6 dated as of January 29, 1997 is made by and among Synthetic Industries, Inc., a Delaware Corporation (the "Borrower"), the First National Bank of Boston ("Bank of Boston"), Sanwa Business Credit Corporation ("Sanwa") and SouthTrust Bank of Georgia, N.A. ("SouthTrust" and together with Bank of Boston and Sanwa, the "Lenders"), and Bank of Boston as agent (the "Agent") for the Lenders.

Preliminary Statements

          The Borrower, the Lenders and the Agent are parties to a Fourth Amended and Restated Revolving Credit and Security Agreement dated as of October 20, 1995, as amended by Amendment No. 1 dated as of December 1, 1995, Amendment No. 2 dated as of February 14, 1996, Amendment No. 3 dated as of March 15, 1996, Amendment No. 4 dated as of September 26, 1996 and Amendment No. 5 dated as of November 4, 1996 (the "Credit Agreement"; terms defined therein and not otherwise defined herein being used herein as therein defined).

          The Borrower has requested, and the Lenders and the Agent have agreed, upon and subject to the terms, conditions and provisions of this amendment, the right to refinance the Senior Subordinated Debentures, in part by the issuance of new Indebtedness.

          Accordingly, in consideration of the Credit Agreement, the Loans made by the Lenders and outstanding thereunder, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          Section 1.     Amendments to Credit Agreement.   The Credit Agreement
is hereby amended, subject to the provisions of Section 3 of this Amendment, by

          (a)  amending Section 1.1 Definitions by

          (i) amending the definition "Indenture" in its entirety to read as follows:



          "Indenture" means the 1992 Indenture or the 1997 Indenture.

          (ii) amending the definition "Senior Subordinated Debentures" in its entirety to read as follows:

          "Senior Subordinated Debentures" means the Senior Subordinated Debentures Due 2002 in an original aggregate principal amount of $140,000,000, issued by the Borrower pursuant to the 1992 Indenture, and the notes issued by the Borrower pursuant to the 1997 Indenture, provided, that such notes bear interest at a rate that does not exceed 11-1/4% per annum, are payable as to principal in a single installment not sooner than the tenth anniversary of the date of issuance, and the proceeds thereof are applied, first, to the repayment of principal of, and accrued interest and premium, if any, on the Senior Subordinated Debentures issued by the Borrower pursuant to the 1992 Indenture, and only after such Debentures have been paid in full or defeased (or such payment or defeasance provided for in a manner satisfactory to the Agent), and the 1992 Indenture has been terminated (or has otherwise ceased to be effective except with respect to any defeasance or other matters satisfactory to the Agent), to any other purpose.

          (iii) adding thereto in appropriate alphabetical order, the following new definitions:

          "1997 Indenture" means the Indenture dated as of February 1, 1997, to which the Borrower and United States Trust Company of New York are parties, as the same may be supplemented, amended and modified from time to time, consistent with the provisions of this Agreement.

          "1992 Indenture" means the Indenture dated as of December 14, 1992, to which the Borrower and United States Trust Company of New York are parties, as the same may have been and may hereafter be supplemented, amended and modified from time to time, consistent with the provisions of this Agreement.

          (b) amending Section 9.4 Copies of Other Reports by inserting subsection (b) thereof immediately after the word "stockholders" appearing therein, the phrase "or holders of its Senior Subordinated Debentures or any trustee for such holders"; and



          (c) amending Section 11.1. Events of Default by deleting the notation "Reserved" appearing in subsection (o) thereof and substituting therefor the following:

          (o) Change of Control. Events shall occur or circumstances shall exist by reason of which the Borrower becomes obligated pursuant to the terms of the applicable Indenture, to offer to purchase or repurchase any Senior Subordinated Debentures, including, without being limited to, pursuant to
Section 4.15 of the 1997 Indenture.

     Section 2.     Consent .   The Agent and the Lenders hereby consent,
subject to the provisions of Section 3 of this Amendment, to the issuance by the Borrower of not less than $125,000,000 in original aggregate principal amount of __% Senior Subordinated Notes due 2007 pursuant to the Indenture dated as of February 1, 1997 (the "1997 Indenture") between the Borrower and United States Trust Company of New York, Trustee (the "New Subordinated Debt") and the repayment of the Senior Subordinated Debentures outstanding pursuant to the 1992 Indenture (as defined in the Credit Agreement as amended by this Amendment).

     Section 3.     Effectiveness of Amendment.   Sections 1 and 2 of this
Amendment shall become effective as of the first date (the "Amendment Effective Date") on which all of the following conditions have been satisfied:

     (a) The Agent shall have received the following, in sufficient copies for all the Lenders, in form and substance satisfactory to the Agent:

     (i) at least seven copies of this amendment, each duly executed and delivered by the Borrower and the Lenders, and

     (ii) a certificate of the president or chief financial officer of the Borrower to the effect that after giving effect to this Amendment,

               (A) all representations and warranties of the Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct on and as of the Amendment Effective Date, and

               (B) no Default or Event of Default has occurred and is continuing, and such statements shall be true and there shall be attached to such certificate any amended Schedules to the Credit Agreement necessary to make such statements true.



         (b) The New Subordinated Debt shall have been issued by the Borrower in an aggregate original principal amount of not less than $125,000,000 at a fixed interest rate per annum not greater than 11-1/4% and repayable as to principal in a single installment not earlier than the tenth anniversary of the date of issuance, pursuant to the 1997 Indenture. The 1997 Indenture, as executed and delivered by the Borrower, shall provide for subordination of the New Subordinated Debt to the Loans and Notes on terms and conditions satisfactory to the Agent and the majority Lenders and shall otherwise be in form and substance satisfactory to the Agent. The Agent shall have received evidence satisfactory to it that the amount required to repay the Senior subordinated Debentures Due 2002 of the Borrower in full, including premium and accrued interest, if any, thereon, to pay any costs related to such repayment and to pay any costs related to the issuance of the New Subordinated Debt, which costs are payable on issuance thereof, does not exceed an amount equal to the sum of (i) the gross proceeds of the New Subordinated Debt, (ii) and amount equal to the net proceeds to the Borrower of the IPO and (iii) an amount equal to $6,000,000, and that the borrower has given irrevocable instructions so to apply the net proceeds of the New Subordinated Debt, the Borrower's cash and cash equivalents on hand and any Revolving Credit loans made on the Amendment Effective Date. No notice to or approval by any private Person or public entity not already obtained and in full force and effect shall be required to be obtained before such repayment and termination of the 1992 Indenture are effected. The Agent shall have received copies, in sufficient number for each Lender, of all agreements, instruments, certificates, legal opinions and other documents delivered in connection with the issuance of the New Subordinated Debt, all of which shall be satisfactory in form and substance to the Agent, and the Agent and the Lenders shall be entitled to rely on each such legal opinion (whether as a direct addressee or by a reliance letter from the author thereof).

         (c) The Agent shall have received such other documents, instruments and certificates as the Agent may reasonably request in connection with the transactions contemplated by this Amendment.

         Section 4. Effect of Amendment. From and after the effectiveness of this amendment, all references in the Credit Agreement and in any other loan document to "this Agreement," "the Credit Agreement," "hereunder," "hereof" and words of like import referring to the Credit Agreement shall mean and be references to the Credit Agreement, as amended by this Amendment. Except as expressly amended hereby, the


Credit Agreement and all terms, conditions and provisions thereof remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

         Section 5.Counterpart Execution; Governing Law.

         (a)  Execution in counterparts.   This Amendment may be executed in
any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         (b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.



         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                             SYNTHETIC INDUSTRIES, INC.



                             By:  ____________________________
       (Corporate Seal)                 Name:
                                  Title:
ATTEST:



_________________________
(Assistant)  Secretary
                             THE FIRST NATIONAL BANK OF
                             BOSTON, as the Agent and as a
                             Lender


                             By:  ______________________________
                                  Stephen Y. McGehee
                                  Director


                             SANWA BUSINESS CREDIT
                                  CORPORATION


                             By:  ______________________________
                                  Name:
                                  Title:


                             SOUTHTRUST BANK OF GEORGIA,
                                  N.A.



                             By:  _______________________________
                                  Melinda M. Bergbom
                                  Vice President